Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	June 30, 2018

Footnotes to Form 4

(1)  This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York Select Strategy Master Fund, L.P. (“Select Strategy”); York Select Domestic Holdings LLC (“York Select Domestic Holdings”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2)  Represents shares forfeited to the Issuer for no consideration when certain milestones were not achieved pursuant to that certain Merger Agreement, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”), which includes: 903,792 shares forfeited by York Capital, 1,151,793 shares forfeited by York Credit Opportunities, 1,220,839 shares forfeited by York Credit Opportunities Master, 778,729 shares forfeited by Select Strategy; 243,887 shares forfeited by York European Fund, and 1,311,665 shares payable to York Multi-Strategy.

(3) Represents 10,129,702 shares directly held by York Capital (including 903,792 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 12,884,554 shares directly held by York Credit Opportunities (including 1,151,792 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 8,940,151 shares held directly held by York Select Strategy Master Fund, L.P. (including 778,729 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 13,828,598 shares directly held by York Credit Opportunities Master (including 1,220,839 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,764,497 shares directly held by York European (including 243,887 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 14,857,346 shares directly held by York Multi-Strategy (including 1,311,664 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4)  YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; Select Domestic Holdings, LLC, which in turn is the general partner of York Select Strategy Master Fund L.P.; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its or his pecuniary interest.